Exhibit 99.1

XERIS BIOPHARMA REPORTS FOURTH QUARTER AND FULL-YEAR 2022 FINANCIAL RESULTS AND PROVIDES 2023 FINANCIAL GUIDANCE

Achieved fourth quarter net product revenue of $32.5M representing 52% growth compared to Q4 2021

Achieved full-year net product revenue of $109.3M representing 38% annual growth compared to 2021 on a pro forma basis

Ended 2022 with $122.0M in cash, cash equivalents, and short-term investments realizing $50M in synergies in 2022 from the Strongbridge acquisition

Announced research collaboration and option agreement with Horizon Therapeutics for XeriJect® formulation of TEPEZZA®

Provides 2023 guidance: total revenues of $135M-$165M; cash utilization from operating activities of $57M-$77M; year-end cash, cash equivalents, and short-term investments of $45M-$65M

Projects cash flow breakeven in the fourth quarter of 2023
Hosting conference call and webcast today at 8:30 a.m. ET
CHICAGO, IL; March 8, 2023 – Xeris Biopharma Holdings, Inc. (Nasdaq: XERS), a growth-oriented biopharmaceutical company committed to improving patients’ lives by developing and commercializing innovative products across a range of therapies, today announced financial results for the fourth quarter and full-year 2022 and provided 2023 financial guidance.

“Xeris had another record-breaking quarter to finish 2022 achieving net product revenue growth of 52% compared to last year and delivering 38% full-year net product revenue growth compared to 2021 on a pro forma basis,” said Paul R. Edick, Chairman and CEO of Xeris Biopharma. "We enter 2023 well positioned to capitalize on that momentum with the continued growth of our commercial products, additional revenue from existing and potentially new partnerships and collaborations, advancement of our levothyroxine clinical program, and the continuing disciplined management of our cash. These key factors give us confidence that we are on track to achieve cash flow breakeven by year-end and position us to deliver continued growth and become a self-sustaining enterprise that does not require us to raise new capital to fund operations.”
Fourth Quarter Highlights and Recent Events

	Three Months Ended December 31,		Change
	2022	2021	$	%
Product revenue (in thousands):
Gvoke	$14,932	$10,996	$3,936	35.8
Keveyis	13,801	10,363	3,438	33.2
Recorlev	3,806	—	3,806	nm
Product revenue, net	32,539	21,359	11,180	52.3
Royalty, contract and other revenue	605	70	535	nm
Total revenue	$33,144	$21,429	$11,715	54.7

Commercial Products

•Gvoke®: Fourth quarter 2022 net revenue was $14.9 million as compared to $11.0 million in the fourth quarter of 2021, an increase of approximately 36%. Gvoke prescriptions topped 41,000 for the first time, growing more than 42% compared to the same period in 2021. Momentum has continued at the start of 2023 as Gvoke’s NRx market share of the retail glucagon market exceeded 28% at the end of February.
•Keveyis®: Fourth quarter net revenue was $13.8 million, an increase of approximately 33% compared to the same period in 2021, driven by higher patient demand coupled with an increase in net pricing.
•Recorlev®: Fourth quarter net revenue was $3.8 million driven primarily by increases in the number of patients on therapy. Xeris recently announced that the FDA granted orphan-drug exclusivity for Recorlev. As the first approval of levoketoconazole (Recorlev) for Cushing’s syndrome, Xeris is entitled to seven years of orphan-drug market exclusivity from its FDA approval date of December 30, 2021.

Pipeline and Partnership Programs

•XeriSol® levothyroxine (XP-8121): In October, Xeris reported positive topline results from its Phase 1 study of XP-8121. Based on feedback from the FDA, the Company anticipates initiating a Phase 2 study in patients in mid-2023.
•XeriJect® teprotumumab: In November, Xeris announced a research collaboration and option agreement with Horizon Therapeutics to develop an ultra-concentrated, ready-to-use, sub-cutaneous injection of teprotumumab, known as brand name TEPEZZA® in the U.S., using Xeris’ proprietary formulation technology platform, XeriJect™. Xeris received an upfront payment of $2.75 million in the fourth quarter and will be entitled to receive a payment of $6.0 million on successful achievement of the target formulation. If the commercial option is exercised by Horizon, Xeris would also be entitled to future development, regulatory and sales-based milestones, and royalties based on future sales.
Full-year 2022 Revenue Results

	Years Ended December 31,		Change
	2022	2021	$	%
Product revenue (in thousands):
Gvoke	$52,527	$38,917	$13,610	35.0
Keveyis	49,307	10,363	38,944	nm
Recorlev	7,429	—	7,429	nm
Product revenue, net	109,263	49,280	59,983	121.7
Royalty, contract and other revenue	985	310	675	nm
Total revenue	$110,248	$49,590	$60,658	122.3

Gvoke®: Net revenue was $52.5 million, a 35% increase, for the full year 2022 when compared to full year 2021. Total Gvoke prescriptions grew to over 145,000, or 54%, in 2022 compared to 2021. The growth in product demand was partially offset by a decrease in net pricing.
Keveyis®: Net revenue was $49.3 million for the full year 2022, an increase of 23% from the same period ended December 31, 2021 on a pro forma basis. This growth is driven by an increase in patient demand and an increase in net pricing.
Recorlev®: Net revenue was $7.4 million since its commercial launch in Q1 2022.

Fourth Quarter and Full-year 2022 Other Results
Cost of goods sold increased $1.4 million for the three months ended December 31, 2022, and $9.3 million for the full-year 2022. These increases when compared to the same periods in 2021 were attributable to sales growth.
Research and development expenses decreased $5.1 million for the three months ended December 31, 2022 and $4.2 million for the full-year 2022, respectively, when compared to the same periods in 2021. The decreases in both periods were primarily driven by lower overall product development costs.
Selling, general and administrative expenses decreased $19.8 million for the three months ended December 31, 2022 when compared to the same period in 2021. The decrease was primarily driven by the incremental transaction and restructuring costs of the Strongbridge acquisition in Q4 of last year.

Full-year 2022 expenses increased $12.0 million when compared to the same period in 2021. Personnel-related costs increased by $24.9 million primarily to support Keveyis, acquired in October 2021, Recorlev, launched in 2022, as well as an expansion of our Gvoke sales force. The increases were partially offset by lower transaction and restructuring costs in 2022 related to the Strongbridge acquisition when compared to 2021.
Net Loss for the three months ended December 31, 2022, was $12.9 million, or $0.10 per share, and a net loss of $94.7 million, or $0.70 per share, for the full year ended December 31, 2022.
Cash, cash equivalents, and short-term investments at December 31, 2022 was $122.0 million compared to $102.4 million at December 31, 2021. Total shares outstanding at February 28, 2023 was 137,288,602.

2023 Financial Guidance

Full-year 2023 financial guidance consists of the following:

•Combined total revenue for Gvoke, Keveyis, Recorlev, and Other1 Revenue of $135 million to $165 million
•Cash utilization from operating activities of $57 million to $77 million
•Year-end cash, cash equivalents, and short-term investments of $45 million to $65 million
•Cash flow breakeven in the fourth quarter

1 Revenues from current and/or new partnerships or collaborations
Conference Call and Webcast Details
Xeris will host a conference call and webcast today, Wednesday, March 8, 2023, at 8:30 a.m. Eastern Time.
To pre-register for the call, please go to the following link: https://www.netroadshow.com/events/login?show=f5b64cf1&confId=46221 After registering, a confirmation email will be sent, including dial-in details and a unique code for entry. The Company recommends registering a minimum of ten minutes prior to the start of the call. Following the conference call, a replay will be available until Wednesday, March 22, 2023, at US:1 929 458 6194, US Toll Free: 1 866 813 9403, UK: 0204 525 0658, Canada: 1 226 828 7578, or all other locations: +44 204 525 0658 Access Code: 047278.

To join the webcast, please visit “Events” on investor relations page of the Company’s website at www.xerispharma.com or use this link: https://events.q4inc.com/attendee/393793349
About Xeris
Xeris (Nasdaq: XERS) is a growth-oriented biopharmaceutical company committed to improving patients’ lives by developing and commercializing differentiated and innovative products across a range of therapies. Xeris has three commercially available products: Gvoke®, a ready-to-use liquid glucagon for the treatment of severe hypoglycemia; Keveyis®, a proven therapy for primary periodic paralysis; and Recorlev® for the treatment of endogenous Cushing’s syndrome. Xeris has a diverse pipeline of development and partnered programs using its formulation sciences, XeriSol™ and XeriJect™, to support long-term product development and commercial success.

Xeris Biopharma Holdings is headquartered in Chicago, IL. For more information, visit www.xerispharma.com, or follow us on Twitter, LinkedIn, or Instagram.
Forward-Looking Statements
Any statements in this press release about future expectations, plans and prospects for Xeris Biopharma Holdings, Inc. including statements regarding the financial outlook for 2023, including projections regarding year-end 2023 cash estimates and total revenue, the Company’s expectations regarding its cash flow breakeven timeline, the market and therapeutic potential of its products and product candidates, continued growth of Gvoke, Keveyis and Recorlev, continued use of Xeris’ formulation sciences in development and partnered programs, potentially new partnerships and collaborations, expectations regarding clinical data or results from planned clinical trials, the timing of clinical trials, including advancement of its levothyroxine clinical program and a related Phase 2 study in 2023, the potential utility of its formulation platforms, cash management, becoming a self-sustaining enterprise, and other statements containing the words “will,” “would,” “continue,” “expect,” “anticipate” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on numerous assumptions and assessments made in light of Xeris’ experience and perception of historical trends, current conditions, business strategies, operating environment, future developments, geopolitical factors and other factors it believes appropriate. By their nature, forward-looking statements involve known and unknown risks and uncertainties because they relate to events and depend on circumstances that will occur in the future. The various factors that could cause Xeris’ actual results, performance or achievements, industry results and developments to differ materially from those expressed in or implied by such forward-looking statements, include the impact of COVID-19 on its business operations and clinical activities, its financial position and need for financing, including to fund its product development programs or commercialization efforts, whether its products will achieve and maintain market acceptance, its reliance on third-party suppliers, including single-source suppliers, its reliance on third parties to conduct clinical trials, the ability of its product candidates to compete successfully with existing and new drugs, and its and collaborators’ ability to protect its intellectual property and proprietary technology. No assurance can be given that such expectations will be realized and persons reading this communication are, therefore, cautioned not to place undue reliance on these forward-looking statements. Additional information about potential impacts of COVID-19, financial, operational, economic, competitive, regulatory, governmental, technological, and other factors that may affect Xeris is set forth in the "Risk Factors" section of Xeris’ most recently filed Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission, the contents of which are not incorporated by reference into, nor do they form part of, this communication. Forward-looking statements in this communication are based on information available to us, as of the date of this communication and, while believed to be reasonable, actual results may differ materially. Subject to any obligations under applicable law, we do not undertake any obligation to update any forward-looking statement whether as a result of new information, future developments or otherwise, or to conform any forward-looking statement to actual results, future events, or to changes in expectations.
Investor Contact

Allison Wey
Senior Vice President, Investor Relations and Corporate Communications
awey@xerispharma.com
312-736-1237

XERIS BIOPHARMA HOLDINGS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2022	2021	2022	2021
Product revenue, net	$32,539	$21,359	$109,263	$49,280
Royalty, contract and other revenue	605	70	985	310
Total revenue	33,144	21,429	110,248	49,590
Costs and expenses:
Cost of goods sold, excluding amortization of intangible assets	6,291	4,889	22,634	13,318
Research and development	4,955	10,082	20,966	25,160
Selling, general and administrative	34,357	54,179	137,745	125,718
Amortization of intangible assets	2,711	550	10,843	550
Total costs and expenses	48,314	69,700	192,188	164,746
Loss from operations	(15,170)	(48,271)	(81,940)	(115,156)
Other expense	1,902	(2,519)	(14,144)	(7,569)
Net loss before benefit from income taxes	(13,268)	(50,790)	(96,084)	(122,725)
Benefit from income taxes	338	—	1,424	—
Net loss	$(12,930)	$(50,790)	$(94,660)	$(122,725)

Net loss per common share - basic and diluted	$(0.10)	$(0.42)	$(0.70)	$(1.55)

Weighted average common shares outstanding - basic and diluted	135,986,345	121,548,995	135,628,721	79,027,062

XERIS BIOPHARMA HOLDINGS, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands)

	December 31, 2022	December 31, 2021

Assets
Current assets:
Cash and cash equivalents	$121,966	$67,271
Short-term investments	—	35,162
Trade accounts receivable, net	30,830	17,456
Inventory	24,735	18,118
Prepaid expenses and other current assets	9,287	4,589
Total current assets	186,818	142,596
Property and equipment, net	5,516	6,627
Goodwill	120,607	131,450
Operating lease right-of-use assets	22,859	22,859
Intangible assets, net	3,992	—
Other assets	4,730	829
Total assets	$344,522	$304,361
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	4,606	8,924
Current operating lease liabilities	1,580	—
Other accrued liabilities	36,786	49,088
Accrued trade discounts and rebates	16,818	15,041
Accrued returns reserve	11,173	4,000
Current portion of contingent value rights	—	—
Other current liabilities	2,658	1,987
Total current liabilities	73,621	79,040
Long-term debt, net of unamortized debt issuance costs	187,075	88,067
Contingent value rights	25,688	22,531
Supply agreement liability, less current portion	—	5,991
Deferred rent	—	6,883
Non-current operating lease liabilities	9,402	—
Deferred tax liabilities	3,518	4,942
Other liabilities	31	1,676
Total liabilities	299,335	209,130
Total stockholders’ equity	45,187	95,231
Total liabilities and stockholders’ equity	$344,522	$304,361